Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of the Statement on Schedule 13D including any amendments thereto with respect to the ordinary shares, no par value, of Mynaric AG, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: July 15, 2022

Harris Communications GmbH

By:	/s/ Kristene Ann Schumacher
Name: Kristene Ann Schumacher
Title: Managing Director

L3Harris Technologies, Inc.

By:	/s/ Scott T. Mikuen
Name: Scott T. Mikuen
Title: Sr. Vice President, General Counsel & Secretary